Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of ChinaNet Online Holdings, Inc. on Form S-8 (file No. 333-178269), Form S-8 (file No. 333-206979) and Form S-3 (file No. 333-207466) of our report dated April 14, 2016, with respect to our audits of the consolidated financial statements of ChinaNet Online Holdings, Inc. as of December 31, 2015 and 2014 and for the years ended December 31, 2015 and 2014, which report is included in this Annual Report on Form 10-K of ChinaNet Online Holdings, Inc. for the year ended December 31, 2015.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, New York

April 14, 2016

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York 10001 • Phone 646.442.4845 • Fax 646.349.5200 • marcumbp.com